Exhibit 99.1

PREFORMED LINE PRODUCTS ANNOUNCES RECORD FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

CLEVELAND, March 1, 2023 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its fourth quarter and full year ended December 31, 2022.

Q4 2022 Highlights:

  Third consecutive record of quarterly net sales; increased 29% from comparable 2021 period
  Record quarterly net income of $16.5 million
  Diluted EPS of $3.28, an increase of 83% from Q4 2021, a new quarterly record

Full Year 2022 Highlights:

  Fourth consecutive record of annual net sales; increased 23% from comparable 2021 period
  Record net income of $54.4 million
  Diluted EPS of $10.88, an increase of 51% from 2021, a new annual record

Net sales in the fourth quarter of 2022 were $169.9 million compared to $131.4 million in the fourth quarter of 2021, a 29.3% increase and a new record for quarterly shipments. Foreign currency translation reduced fourth quarter 2022 net sales by $8.0 million.

Net income for the quarter ended December 31, 2022 was $16.5 million, or $3.28 per diluted share, compared to $9.0 million, or $1.79 per diluted share, for the comparable period in 2021. The fourth quarter of 2022 net income benefited from the increased gross profit from the incremental sales, selling price increases and incremental sales from recent acquisitions. Gross profit as a percentage of net sales was 36.6% for the fourth quarter of 2022, an increase of 630 bps versus the same quarter in 2021.

Net sales for the full year 2022 were $637.0 million, compared to $517.4 million in 2021. This is the fourth consecutive year of record net sales and represents a 23.1% increase versus prior year. Foreign currency translation reduced full year 2022 net sales by $24.2 million.

Net income for the year ended December 31, 2022 was $54.4 million, or $10.88 per diluted share, compared to $35.7 million, or $7.19 per diluted share in 2021. Net income for the full year 2022 was favorably impacted by the increase in margin on incremental sales as well as the full year benefit of price increases which helped offset inflationary raw material and freight cost increases. Gross profit as a percentage of net sales was 33.8% for 2022, an increase of 170 bps versus 2021.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "The fourth consecutive year for record net sales and record earnings per share in 2022 continues to be the result of the resolve, commitment and dedication of our global team. This also represents the fifth consecutive year of record domestic net sales with PLP-USA posting a year-over-year increase of 32.1%. The Americas and EMEA regions both enjoyed net sales growth while the Asia-Pacific region showed a slight reduction in net sales in 2022 with a decline in the pace of year-over-year reductions from the two preceding years. The price increases we announced over the last two years have been effective at offsetting the significant inflation for core raw material commodities and transportation costs. We continue to invest capital in our global facilities to increase capacity and we continue to seek out the right opportunities for inorganic growth completing four acquisitions in the last five quarters. We are fully committed to providing our customers with the high quality products and service they have come to expect from our dedicated workforce."

FORWARD-LOOKING STATEMENTS

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the uncertainty in global business conditions and the economy due to factors such as inflation, rising interest rates, labor disruptions, military conflict, political instability, exchange rates and lingering effects of COVID-19, the strength of demand and availability of funding for the Company's products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company's products, the cost, availability and quality of raw materials required for the manufacture of products, opportunities for business growth through acquisitions and the ability to successfully integrate any acquired businesses, changes in regulations and tax rates, security breaches, litigation and claims and the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2021 Annual Report on Form 10-K filed with the SEC on March 4, 2022 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

ABOUT PLP

PLP protects the world's most critical connections by creating stronger and more reliable networks. The company's precision-engineered solutions are trusted by energy and communications providers worldwide to perform better and last longer. With locations in over 20 countries, PLP works as a united global corporation, delivering high-quality products and unparalleled service to customers around the world.

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Thousands of dollars, except share and per share data)	2022	2021

ASSETS
Cash, cash equivalents and restricted cash	$ 37,239	$ 36,406
Accounts receivable, less allowances of $5,600 ($3,744 in 2021)	125,261	98,203
Inventories, net	147,458	114,507
Prepaid expenses	13,283	19,778
Other current assets	4,929	3,217
TOTAL CURRENT ASSETS	328,170	272,111

Property, plant and equipment, net	175,011	149,774
Goodwill	28,004	28,194
Other intangible assets, net	14,082	12,039
Deferred income taxes	5,320	3,839
Other assets	17,892	23,061
TOTAL ASSETS	$ 568,479	$ 489,018

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$ 46,839	$ 42,376
Notes payable to banks	18,098	16,423
Current portion of long-term debt	3,018	3,116
Accrued compensation and other benefits	24,356	21,703
Accrued expenses and other liabilities	23,024	21,917
TOTAL CURRENT LIABILITIES	115,335	105,535

Long-term debt, less current portion	68,420	40,048
Other noncurrent liabilities and deferred income taxes	26,100	27,335

SHAREHOLDERS' EQUITY
Shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 4,917,020 and
4,907,143 issued and outstanding, as of December 31, 2022 and December 31, 2021, respectively	13,351	13,185
Common shares issued to rabbi trust, 245,386 and 243,138 shares at
December 31, 2022 and December 31, 2021, respectively	(10,261)	(10,102)
Deferred compensation liability	10,261	10,102
Paid-in capital	53,646	47,814
Retained earnings	460,930	410,673
Treasury shares, at cost, 1,758,901 and 1,685,387 shares at
December 31, 2022 and December 31, 2021, respectively	(99,303)	(93,836)
Accumulated other comprehensive loss	(69,987)	(61,719)
TOTAL PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS' EQUITY	358,637	316,117
Noncontrolling interest	(13)	(17)
TOTAL SHAREHOLDERS' EQUITY	358,624	316,100
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 568,479	$ 489,018

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS

(Thousands of dollars, except earnings per share data)	Three Months Ended December 31		Twelve Months Ended December 31
	2022	2021	2022	2021

Net sales	$ 169,924	$ 131,446	$ 637,021	$ 517,417
Cost of products sold	107,694	91,598	421,841	351,175
GROSS PROFIT	62,230	39,848	215,180	166,242

Costs and expenses
Selling	12,139	10,697	45,712	40,539
General and administrative	19,593	12,352	70,317	55,257
Research and engineering	4,783	4,953	19,661	19,188
Goodwill impairment	—	—	6,529	—
Other operating expense, net	1,128	881	3,600	3,709
	37,643	28,883	145,819	118,693
OPERATING INCOME	24,587	10,965	69,361	47,549

Other income (expense)
Interest income	272	92	631	169
Interest expense	(1,085)	(544)	(3,214)	(2,023)
Other income, net	429	1,452	6,926	3,201
	(384)	1,000	4,343	1,347

INCOME BEFORE INCOME TAXES	24,203	11,965	73,704	48,896

Income tax expense	7,715	3,014	19,305	13,175

NET INCOME	$ 16,488	$ 8,951	$ 54,399	$ 35,721
Net loss (income) attributable to noncontrolling interests	23	23	(4)	8

NET INCOME ATTRIBUTABLE TO PREFORMED
LINE PRODUCTS COMPANY SHAREHOLDERS	$ 16,511	$ 8,974	$ 54,395	$ 35,729

AVERAGE NUMBER OF SHARES OF COMMON STOCK
OUTSTANDING:
Basic	4,927	4,907	4,931	4,907
Diluted	5,032	5,026	4,999	4,970

EARNINGS PER SHARE OF COMMON STOCK
ATTRIBUTABLE TO PREFORMED LINE PRODUCTS
COMPANY SHAREHOLDERS:
Basic	$ 3.35	$ 1.83	$ 11.03	$ 7.28
Diluted	$ 3.28	$ 1.79	$ 10.88	$ 7.19

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.80	$ 0.80

MEDIA RELATIONS, JOSH NELSON, MANAGER, MARKETING COMMUNICATIONS, +1 440 473 9120, JOSH.NELSON@PLP.COM; INVESTOR RELATIONS, ANDREW S. KLAUS, CHIEF FINANCIAL OFFICER, +1 440 473 9246, ANDY.KLAUS@PLP.COM